Exhibit 77(e)(3)

January 1, 2010

Mr. Todd Modic
Directed Services LLC
1475 Dunwoody Drive
West Chester, PA 19380

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement dated January 1, 2007, as amended, between ING Investors Trust and Directed Services LLC (the “Agreement”), we hereby notify you of our intention to modify the breakpoints to the annual investment management fees for ING Marsico International Opportunities Portfolio and ING MFS Utilities Portfolio (together, the “Portfolios”), effective as of January 1, 2010.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the modified breakpoints to the annual investment management fees for the Portfolios, is attached hereto.

The Amended Schedule A has also been updated by the removal of ING Multi-Manager International Small Cap Portfolio because this series recently liquidated and dissolved.

Please signify your acceptance to the modified breakpoints to the annual investment management fees for the aforementioned Portfolios by signing below.

Very sincerely,

/s/ Kimberly A. Anderson

Kimberly A. Anderson
Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:
Directed Services LLC

By:	_/s/ Todd Modic___________
Name:	Todd Modic
Title:	Vice President, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investors Trust

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT

between

ING INVESTORS TRUST

and

DIRECTED SERVICES LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)

ING American Funds World Allocation Portfolio	September 15, 2008	0.10% on all assets

ING BlackRock Inflation Protected Bond Portfolio		0.450% on first $200 million; 0.400% on next $800 million; and 0.300% on assets over $1 billion

ING Focus 5 Portfolio		0.32% on all assets

ING Franklin Income Portfolio		0.65% on the first $500 million; and 0.60% on assets over $500 million

ING Franklin Templeton Founding Strategy Portfolio		0.00%

ING Goldman Sachs Commodity Strategy Portfolio	April 28, 2008	0.70% on the first $1 billion; and 0.65% on assets over $1 billion

ING Marsico International Opportunities Portfolio		0.540% on first $4 billion; and 0.530% on assets thereafter

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)

ING MFS Utilities Portfolio		0.600% on first $1 billion; 0.550% on next $500 million; 0.500% on next $1 billion; 0.470% on next $1 billion; 0.450% on next $1 billion; 0.440% on next $1 billion; and 0.430% on assets thereafter

ING Pioneer Equity Income Portfolio		0.65% on first $500 million; and 0.60% on assets over $500 million

ING Retirement Conservative Portfolio1 ING Retirement Growth Portfolio1 ING Retirement Moderate Growth Portfolio1 ING Retirement Moderate Portfolio1	August 12, 2009	If the Portfolio invests in Underlying Funds within the ING Fund Complex: 0.14% If the Portfolio invests in Underlying Funds outside the ING Fund Complex and/or Direct Investments: 0.24%

ING Van Kampen Global Tactical Asset Allocation Portfolio	September 15, 2008	0.75% on the first $500 million; and 0.725% on assets in excess of $500 million

ING Wells Fargo Small Cap Disciplined Portfolio		0.77% on first $500 million; 0.70% on next $500 million; 0.65% on next $500 million; 0.60% on next $5 billion; and 0.53% on assets over $6.5 billion

 1 “Direct Investments” shall mean assets which are not shares of open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act.